Exhibit 15.2

BeyondSpring Inc. 28 Liberty Street, 39th Floor New York, New York 10005 United States of America

28 April 2017

Dear Sirs

BeyondSpring Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to BeyondSpring Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2016.

We hereby consent to the reference of our name under the heading “Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP